Exhibit 2.1

________________________________________________________________________

Membership Interests Purchase Agreement

by and between

Dale Jennings, Paul Abbott, Shawn McKeever and Mickey Ellis
as the Sellers

and

GSE Power Systems, Inc.
as the Purchaser

Dated:  November 14, 2014
_____________________________________________________________________

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
ARTICLE II. SALE OF MEMBERSHIP INTERESTS		7
2.1.	Sale of Membership Interests.	7
2.2.	Excluded Assets.	7
2.3.	Purchase Price and Earnout: Payment.	7
2.4.	Closing.	15
2.5.	Further Assurances.	16
2.6.	Taxes.	16
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		16
3.1.	Existence, Good Standing and Authority.	16
3.2.	Authority, No Violation.	17
3.3.	Capitalization	17
3.4.	Ownership of Interests	17
3.5.	Subsidiaries	17
3.6.	Bank Accounts	18
3.7.	Guarantees	18
3.8.	Title to Assets.	18
3.9.	All Assets; Location of Assets.	18
3.10.	Books and Records.	18
3.11.	Material Contracts.	18
3.12.	No Conflict.	19
3.13.	Litigation.	19
3.14.	Product and Service Warranties.	20
3.15.	Tax Returns and Payments.	20
3.16.	Liabilities.	21
3.17.	Insurance.	22
3.18.	Compliance with Laws; Governmental Authorizations.	22
3.19.	Environmental and Health and Safety Matters.	22
3.20.	States of Operation.	23
3.21.	Real Property and Leases.	23
3.22.	Financial Statements.	24
3.23.	Employees.	26
3.24.	Labor Relations.	26
3.25.	Employee Benefit Plans.	26
3.26.	Customers and Suppliers.	28
3.27.	Relationships with Related Persons.	29
3.28.	Broker's or Finder's Fees.	29
3.29.	Accuracy.	29
ARTICLE IV. REPRESENTATIONS OF PURCHASER		30
4.1.	Existence and Good Standing of Purchaser.	30
4.2.	Power and Authority.	30
4.3.	No Conflict.	30

i

4.4.	Litigation.	31
4.5.	Broker's or Finder's Fees.	31
ARTICLE V. POST-CLOSING COVENANTS		31
5.1.	Cooperation.	31
5.2.	Employees.	31
5.3.	Noncompetition Agreements.	32
5.4.	Confidentiality.	33
5.5.	Tax Return Matters.	33
ARTICLE VI. INDEMNIFICATION, REMEDIES		36
6.1.	Survival; Right to Indemnification Not Affected by Knowledge.	36
6.2.	Definitions.	36
6.3.	Indemnification by Sellers.	36
6.4.	Indemnification by Purchaser.	37
6.5.	Defense of Third Party Actions.	37
6.6.	Miscellaneous.	38
6.7.	Certain Limitations.	38
6.8.	Procedure for Indemnification—Other Claims.	39
6.9.	Exclusivity.	40
6.10.	Set-Off	40
ARTICLE VII. MISCELLANEOUS		40
7.1.	Expenses.	40
7.2.	Governing Law.	40
7.3.	Enforcement; Remedies.	40
7.4.	Captions; References.	41
7.5.	Variation in Pronouns, Etc.	41
7.6.	Notices.	41
7.7.	Parties in Interest.	42
7.8.	Counterparts.	42
7.9.	Entire Agreement.	42
7.10.	Amendments.	42
7.11.	Severability.	42
7.12.	Third Party Beneficiaries.	42
7.13.	Joint Preparation.	43
7.14.	Publicity and Disclosures.	43
7.15.	Waiver.	43
7.16.	Additional Documents, Etc.	43
7.17.	Dispute Resolution	43
7.18.	Sellers' Representative	44

ii

EXHIBITS AND SCHEDULES

Exhibit A	Closing Agenda
Exhibit B	Excluded Assets
Exhibit C	Form of Release
Exhibit D	Employment Agreement
Exhibit E	Net Working Capital Calculation
Exhibit F	Estimated Closing Date Balance Sheet

Schedule 2.3(a)	Indebtedness
Schedule 3.2	Authority, No Violation
Schedule 3.3	Capitalization of the Company and Shareholder Agreements
Schedule 3.4	Ownership of Stock
Schedule 3.6	List of Bank Accounts
Schedule 3.8	Encumbrances
Schedule 3.11	Material Contracts
Schedule 3.12	Notice
Schedule 3.13	Litigation
Schedule 3.14	Product and Service Warranties
Schedule 3.15	Tax Returns
Schedule 3.16	Liabilities
Schedule 3.17	Insurance Policies
Schedule 3.18	Compliance with Laws; Governmental Authorizations
Schedule 3.19	Environmental, Health and Safety Matters
Schedule 3.20	States of Operation
Schedule 3.21(b)	Leases and Subleases
Schedule 3.22(b)	Financial Statements
Schedule 3.23	Employees
Schedule 3.24	Union Contracts
Schedule 3.25	Employee Benefit Plans
Schedule 3.26	Customers and Suppliers
Schedule 3.27	Relationships with Related Persons
Schedule 4.3	No Conflict
Schedule 5.2	Terminated Employees

iii

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT ("Agreement") is entered into as of November __, 2014, by and between Dale Jennings ("Dale"), Paul Abbott, Shawn McKeever and Mickey Ellis (collectively, the "Sellers" and each, individually, a "Seller"), and GSE Power Systems, Inc., a Delaware corporation, or its designee ("Purchaser").
W I T N E S S E T H:

WHEREAS, Sellers own all of the outstanding membership interests (the "Interests") of Hyperspring, LLC and (the "Company");
WHEREAS, Purchaser desires to acquire the Company's business of providing training and development, operations support, staff augmentation, asset management and industrial services in the power industry (the "Business");
WHEREAS, Sellers own all the outstanding membership interests in the Company; and
WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the Interests on the terms and conditions hereinafter set forth.
WHEREAS, concurrent with the closing of the transactions contemplated by this Agreement, the Purchaser and Dale shall execute that certain Limited Liability Company Agreement of IntelliQlik, LLC ("IQ"), a Delaware limited liability company, whereby Purchaser and Dale shall become equal (50%) owners of the membership interests of IQ (the "IQ Transaction").
WHEREAS, to facilitate the IQ Transaction, prior to Closing, the Company will distribute to Dale those certain assets (the "IQ Assets") created, developed and maintained by Dale in connection with that certain business (the "IQ Business") that will be carried on by IQ subsequent to the IQ Transaction, and Dale will contribute such assets into IQ as his initial capital contribution in exchange for his 50% ownership interest in IQ.
NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I.   DEFINITIONS
"Accounts" means all accounts receivable of the Company, inclusive of finance charges, arising from sales by the Company in the ordinary course of its business.
"Acquisition Documents" means this Agreement, all exhibits and schedules hereto, and all agreements, instruments, certificates and other documents contemplated herein.
"Additional Earnout Payment" has the meaning set forth in Section 2.3(d).
"Additional Earnout Threshold" has the meaning set forth in Section 2.3(d).
"Affiliate" is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation, limited liability company or other organization of which such person is an executive officer, manager, director, member or partner or is directly or indirectly the beneficial owner of five percent (5%) or more of any class of equity securities or financial interest therein; or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
"Agreement" means this Membership Interests Purchase Agreement.
"Arbitrator" has the meaning set forth in Section 2.3(b)(iv).
"Assets" means all of the assets, tangible and intangible, owned by the Company including, but not limited to, Accounts, inventories, equipment, and intangible assets used in the Business and the IQ Business and the IQ Assets.
"Balance Sheet" has the meaning set forth in Section 3.22.
"Base Price" has the meaning set forth in Section 2.3(a).
"Basket Amount" has the meaning set forth in Section 6.7(b)(ii).
"BP Oil Claim" has the meaning set forth in Section 2.3(f).
"Breaching Party" has the meaning set forth in Section 5.3(f).
"Business" has the meaning set forth in the Recitals.
"Cap" has the meaning set forth in Section 6.7(b)(i).
"Challenge Notice" has the meaning set forth in Section 2.3(b)(iv).
"Claim Notice" has the meaning set forth in Section 6.8.
"Closing" has the meaning set forth in Section 2.4.
"Closing Agenda" means the closing agenda in the form of Exhibit A hereto.
"Closing Date" has the meaning set forth in Section 2.4.
"Closing Date Balance Sheet" has the meaning set forth in Section 2.3(b)(iii).

"Closing Date Net Working Capital" has the meaning set forth in Section 2.3(b)(v).
"Closing Pay-Offs" has the meaning set forth in Section 2.3(a).
"COBRA" has the meaning set forth in Section 3.25(f).
"Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
"Company" has the meaning set forth in the Recitals.
"Company Employees" has the meaning set forth in Section 3.23(a).
"Compete" has the meaning set forth in Section 5.3(d).
"Competing Business" has the meaning set forth in Section 3.27.
"Contract" means any bid, agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.
"DTL" means the deferred tax liability of the Company existing as of the Closing Date based on the Closing Date Balance Sheet, reduced (if at all) as provided in Section 2.3(a).
"DTL Adjustment" means an amount equal to the DTL times 16.667%.
"Earn-out Calculation" has the meaning set forth in Section 2.3(e)(v).
"Earn-out Calculation Objection Notice" has the meaning set forth in Section 2.3(e)(v)(B).
"Earn-out Calculation Statement" has the meaning set forth in Section 2.3(e)(v)
"Earn-out Payments" has the meaning set forth in Section 2.3(a).
"Earn-out Period" has the meaning set forth in Section 2.3(e)(i).
"Earn-out Threshold" has the meaning set forth in Section 2.3(e)(i).
"EBITDA" has the meaning set forth in Section 2.3(e)(i).
"Employment Agreements" means the employment agreements in the form of Exhibit D.
"Employee Benefit Plans" has the meaning set forth in Section 3.25(a).
"Encumbrance" means any charge, claim, community property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environmental and Safety Requirements" means all federal, state and municipal statutes, regulations, orders, permits, licenses, approvals, common law and similar provisions having force or effect of law with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including, without limitation, all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.3(b)(i).
"Estimated Net Working Capital" has the meaning set forth in Section 2.3(b)(i).
"Excluded Assets" has the meaning set forth in Section 2.2.
"Financial Statements" has the meaning set forth in Section 3.22.
"Fundamental Representations" has the meaning set forth in Section 6.7(a)(ii).
"GAAP" means generally accepted United States accounting principles, applied on a basis consistent with past practices.
"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
"Governmental Body" means any federal, state, local, municipal, foreign, or other governmental or jurisdictional body (including any governmental agency, branch, department, official, or entity and any court or other tribunal).
"Indemnified Person" has the meaning set forth in Section 6.2.
"Indemnifying Person" has the meaning set forth in Section 6.2.
"Independent Accountant" has the meaning set forth in Section 2.3(e)(v)(B).
"Injured Party" has the meaning set forth in Section 5.3(f).
"Insurance Policies" has the meaning set forth in Section 3.17.
"Interests" has the meaning ascribed to such term in the background of this Agreement.

"IRS" means the Internal Revenue Service.
"Knowledge" means (i) with respect to an individual, such individual has actual personal knowledge of the matter of fact in question or has information from which a person of reasonable intelligence would reasonably infer that the matter or fact exists, or (ii) with respect to the Company or Purchaser, a member of senior management has actual personal knowledge of such matter or fact or a member of senior management has information from which a person of reasonable intelligence would reasonably infer that the matter or fact exists.
"Labor Contracts" has the meaning set forth in Section 3.24.
"Lease(s)" has the meaning set forth in Section 3.21(b).
"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
"Losses" has the meaning set forth in Section 6.2.
"Material Adverse Change" means, with respect to the Business, the Assets or the Company, any event, condition or change which materially and adversely affects or may materially and adversely affect the Assets, the Business or the Company, or the financial condition, prospects or the results of operations of the Company or the Business.
"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.
"Other Comprehensive Basis of Accounting" has the meaning set forth in Section 3.22(a).
"Person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
"Product" has the meaning set forth in Section 3.14.
"Prohibited Enterprise" has the meaning set forth in Section 5.3(b).
"Purchase Price" has the meaning set forth in Section 2.3.
"Purchaser" means GSE Power Systems, Inc., a Delaware corporation.

"Purchaser's Indemnified Persons" has the meaning set forth in Section 6.2.
"Recent Balance Sheet" has the meaning set forth in Section 3.22.
"Releases" means the releases to be delivered by the Sellers in the form of Exhibit C attached hereto.
"Review Period" has the meaning set forth in Section 2.3(e)(v)(B).
"Schedule" means any schedule delivered by Sellers or Purchaser pursuant to, and referred to in this Agreement.
"Sellers" has the meaning set forth in the Recitals.
"Sellers' Indemnified Persons" has the meaning set forth in Section 6.2.
"Service" has the meaning set forth in Section 3.14.
"Suppliers and Customers" has the meaning set forth in Section 3.26.
"Stock" has the meaning set forth in the Recitals.
"Target Working Capital" has the meaning set forth in Section 2.3(a).
"Tax" means any federal, state, local or foreign tax including, without limitation, any tax on or relating to gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, environmental, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, gift or estate, levy, assessment, tariff, duty, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
"Tax Contests" has the meaning set forth in Section 5.5(c)(i).
"Tax Return" means any return (including any information return), declaration report, statement, schedule, notice, form, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
"Terminated Employees" has the meaning set forth in Section 5.2.
"Territory" means North America.
"Third Party Action" has the meaning set forth in Section 6.2.

ARTICLE II.   SALE OF MEMBERSHIP INTERESTS
2.1.            Sale of Membership Interests.  At the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Sellers, all of the Interests, free and clear of any and all liens, encumbrances, pledges, security interest or defects in title.

2.2.            Excluded Assets.  Notwithstanding any provision contained herein to the contrary, Sellers shall retain ownership of those items of property, real or personal, tangible or intangible, not related to the Business and specifically set forth on Exhibit B (collectively, the "Excluded Assets").

2.3.             Purchase Price and Earn-out: Payment.
(a)
The purchase price for the Interests shall be Three Million Dollars ($3,000,000.00) (the "Base Price"), subject to the Working Capital adjustment set forth below, plus (i) any Earn-out Payments earned under subsection 2.3(e) plus (ii) up to One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Remainder") as and to the extent it becomes due and payable under Section 2.3(g) (collectively, the "Purchase Price").  On the Closing Date, the parties intend that the Company will have adequate working capital to operate the Business in the ordinary course of business which the parties have agreed is Five Hundred Fifty Thousand Dollars ($550,000) (the "Target Working Capital").  The Base Price shall be: (i) decreased by the aggregate amount of any shortfall in the Closing Date Net Working Capital, as defined below, in comparison to the Target Net Working Capital, or (ii) increased by any excess in the Closing Date Net Working Capital over the Target Net Working Capital.  The indebtedness listed on Schedule 2.3(a) (as adjusted through the Closing Date for changes in outstanding principal or interest) shall be paid off or retired at Closing in full from the Estimated Purchase Price, as defined below, otherwise payable to Seller (the "Closing Pay-offs").  The liabilities related to the Closing Pay-offs shall be reflected in the Closing Date Balance Sheet referred to below such that such amounts shall not be "double counted" in determining the Estimated Purchase Price.  In addition, to the extent Estimated Working Capital less Closing Pay-offs exceeds Target Working Capital, Sellers shall use the amount of the excess to pay Buyer at Closing, effected as a reduction to the Estimated Purchase Price, an amount equal to the lesser of: (a) 50% of the DTL or (b) the amount of the excess.  The DTL shall be reduced by the amount paid by Sellers pursuant to the foregoing sentence.

(b)
(i)
An estimated balance sheet (the "Estimated Closing Date Balance Sheet") of the Business as of September 27, 2014, prepared in good faith by Sellers, on an accrual basis, which sets forth the estimated Net Working Capital as of September 27, 2014 (the "Estimated Net Working Capital"), is attached hereto as Exhibit F.  "Net Working Capital" means, with respect to the balance sheet of the Business as of the relevant balance sheet date, (x) the sum of the current assets (consisting of cash, accounts receivable, net of reserve for uncollectible accounts, accrued revenue and pre-paid expenses) of the Business minus (y) the sum of the current liabilities of the Business (accounts payable, accrued salary, accrued vacation, accrued bonus and any other accrued expenses).  The parties shall determine Net Working Capital in a manner consistent with the methodology used to prepare Exhibit E, attached hereto, which the parties have provided for illustration as if the Closing had occurred on September 27, 2014.

(ii)
The "Estimated Purchase Price" shall be the Base Price as (A) decreased by the aggregate amount of any shortfall in the Estimated Net Working Capital in comparison to the Target Net Working Capital, or (B) increased by any excess in the Estimated Net Working Capital over the Target Net Working Capital.

(iii)
As soon as practicable following the Closing, but in no event later than sixty (60) days following the Closing Date, Purchaser shall in good faith prepare or cause to be prepared and delivered to Sellers a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet"), which shall set forth a calculation of the Net Working Capital of the Business as of the Closing Date.  The Closing Date Balance Sheet shall be calculated and prepared in accordance with GAAP applied on a basis consistent with the principles, practices and methodologies used in the preparation of the Estimated Closing Date Balance Sheet.

(iv)
Within thirty (30) days after Purchaser's delivery of the Closing Date Balance Sheet, Sellers may deliver a written notice ("Challenge Notice") to Purchaser of any objections, and the basis therefor, which Sellers may have to the Closing Date Balance Sheet.  No Challenge Notice shall be effective unless a majority of the Sellers shall sign the Challenge Notice.  The failure of Sellers to deliver an effective Challenge Notice raising an objection to the Closing Date Balance Sheet within the prescribed time period will constitute acceptance by each Seller of the Closing Date Balance Sheet as delivered by Purchaser and a waiver of any objection or claim related thereto, regardless of whether such Seller individually objects to the Closing Date Balance Sheet.  During the thirty (30) days following Purchaser receipt of a Challenge Notice, Purchaser and Sellers shall attempt in good faith to resolve any disagreement with respect to the Closing Date Balance Sheet and the accuracy thereof.  If, at the end of such thirty (30) day period, Purchaser and Sellers shall have failed to resolve the disagreement specified in the Challenge Notice, the items in dispute shall be referred to an independent nationally or regionally recognized accounting firm (the "Arbitrator") as may be mutually agreed to by the parties or their respective independent accountants for final determination as soon as practicable, and in all events, such final determination to be made within thirty (30) days after submission to the Arbitrator.  Selection of the Arbitrator shall be made by the parties within 7 days of the end of the first thirty (30) day period; in the event that the parties are unable to agree upon the Arbitrator, the Arbitrator shall be chosen under the procedures set forth in the rules of the American Arbitration Association.  The provisions for resolution shall be specifically enforceable by the parties, and the determination of the Arbitrator in accordance with the provisions hereof shall be final and binding upon Purchaser and Sellers, with no right of appeal therefrom.  The fees and expenses of the Arbitrator shall be borne by Purchaser and Sellers in proportion to the difference between their respective calculations of the difference between Closing Date Net Working Capital and Estimated Net Working Capital, and the Arbitrator's final determination of Closing Date Net Working Capital.

(v)
Within ten (10) days after the determination of the Net Working Capital of the Business as of the Closing Date, the "Closing Date Net Working Capital" (whether by agreement between Sellers and Purchaser or a decision of the Arbitrator pursuant to subsection (iv) above), the applicable amount set forth below shall be paid to the appropriate party, in accordance with the provisions of this subsection (v);

(A)
If Closing Date Net Working Capital is less than the Estimated Net Working Capital, then Sellers shall pay the amount by which Closing Net Working Capital is less than the Estimated Net Working Capital to Purchaser; or

(B)
If the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, then Purchaser shall pay the amount by which the Closing Date Net Working Capital exceeds the Estimated Net Working Capital to Sellers.

(c)	At the Closing, Buyer shall deliver:

(i)	by wire transfer, the Estimated Purchase Price, less the Closing Pay-offs, less the amount offset against the DTL pursuant to Section 2.3(a);
(ii)	by wire transfer, or if wire transfer instructions have not been provided, by check, the amount of the Closing Pay-offs to the respective creditors listed on Schedule 2.3(a); and
(iii)	Such other documents are required by this Agreement.
(d)
For each year during the three-year period commencing on the day after the Closing Date (the "Earnout Period"), Sellers will be entitled to receive an amount (an "Earnout Payment") as additional Purchase Price.

(i)
For purposes of Section 2.3, "EBITDA" shall mean the Company's net income under GAAP, not including the Gross Profit derived by the Company through the referral by the Buyer of a single, significant new client or new project, as determined by Buyer ("Excluded Gross Profit"), plus expenses for interest, taxes, depreciation and amortization.  For purposes of calculating EBITDA, Buyer shall be charged $30,000 for accounting and regular, recurring legal fees and $45,000 for insurance (other than workers compensation insurance, which shall be based upon the actual amount attributable to the Company's activities).  "Earnout Multiplier" and "Maximum Earnout" shall mean those amounts determined according to the occurrence of certain events and the timing thereof, as set forth in the chart, below, and as further described in Section 2.3(g):

	Successful TVA Renewal[1] - 2 Year Term	Successful TVA Renewal[1] - 1 Year Term	No Successful TVA Renewal
Maximum Earnout	$1,400,000	$1,600,000	$1,800,000
Earnout Multiplier	2.33	2.67	3.00
1  As defined in Section 2.3(g), below.
(e)
(i)
For each year during the Earnout Period, the Earnout Payment shall be equal to the Earnout Multiplier times the aggregate number of dollars by which the Company's EBITDA exceeds:  (A) in year one of the Earnout Period, the sum of $1,150,000 plus the DTL Adjustment; (B) in year two of the Earnout Period, the sum of $1,250,000 plus the DTL Adjustment; and (C) in year three of the Earnout Period, the sum of $1,350,000 plus the DTL Adjustment (each such sum an "Earnout Threshold"); provided, however, that:

(A)
If Sellers are entitled to any Earnout Payment for the Earnout Period in question, the Earnout Payment shall be increased by an amount equal to 30% of Excluded Gross Profit for the Earnout Period to which the Earnout Payment relates, subject always to  the Maximum Earnout with respect to such Earnout Period;

(B)
In the event of a Successful TVA Renewal for a term of less than two years, the Earnout Payment shall be calculated using the Maximum Earnout and Earnout Multiplier in the "Successful TVA Renewal -  1 Year Term" column in the chart above.  If the Company is able to achieve a subsequent and consecutive term extension that results in a total Successful TVA Renewal term of two years from the original expiration date of May 15, 2015, the Earnout Payment for the prior year shall be recalculated, using the Maximum Earnout and Earnout Multiplier applicable to a two year Successful TVA Renewal.  Any overpayment by Purchaser of the prior year Earnout Payment as a result of the recalculation shall be subtracted from the current year Earnout Payment, if any, to the extent thereof, with any amount not able to be so set off being due and payable by the Sellers within 15 days of Purchaser's demand therefor.  Any underpayment by Purchaser of a prior year Earnout Payment as a result of the recalculation shall be payable at the time the current year Earnout Payment (if any) is due.

(C)	Sellers may be entitled to an Additional Earnout Payment under (iii) below.
(D)	Any Earnout Payment shall be paid in the form of cash directly to Sellers within 60 days of the end of the Earnout Period year in which it was earned.
(ii)
 In the event that the Company does not generate sufficient EBITDA for the Sellers to earn the Maximum Earnout payment in the first or second year of the Earnout Period, Sellers will have the opportunity to earn such unearned Earnout Payment in the second or third year of the Earnout Period as follows:  EBITDA generated by the Company in the second or third Earnout Period in excess of that amount of EBITDA that would result in payment of the Maximum Earnout to Sellers for such Earnout Period ("Excess EBITDA") shall be applied to EBITDA in prior years (including restoration of any losses in such prior years), starting with the earliest year for which the Maximum Earnout was not achieved (the amount of any one or more such reallocations of Excess EBITDA being referred to, in the aggregate, as the "Catch Up"), until each such prior Earnout Period's actual Earnout Payment equals the Maximum Earnout for such Earnout Period, after which any Excess EBITDA not applied as Catch Up shall be applied to the Additional Earnout Payment referenced immediately below.

(iii)
In addition to the Earnout Payment under (i) above, for each of the three years in the Earnout Period, Sellers will be entitled to receive an additional earnout amount (the "Additional Earnout Payment") equal to 30% of the Company's EBITDA in excess of:  (i) in year one, the sum of $1,750,000 plus the DTL Adjustment, (ii) in year two, the sum of $1,850,000 plus the DTL Adjustment and (iii) in year three, the sum of $1,950,000 plus the DTL Adjustment  (each, an "Additional Earnout Threshold").  The Additional Earnout Payment shall be in addition to the Earnout Payment in the event that the Company's EBITDA exceeds the Additional Earnout Threshold in any year of the Earnout Period and shall be paid in the form of cash.  The maximum amounts which Sellers may receive as an Additional Earnout Payment will be $1,000,000 per Earnout Period.  Any amount of Excess EBITDA that is applied as a Catch Up as permitted by Section 2.3(e)(ii) above shall be excluded from EBITDA for purposes of determining whether the Additional Earnout Payment has been earned.

(iv)
 For the purposes of calculating the Earnout Payment and the Additional Earnout Payment, the financial statements of the Company will be prepared on an accrual basis in accordance with GAAP.  Amounts payable for any year of the Earnout Period will be paid within 60 days of the end of the year of the Earnout Period in which it was earned.

(v)
(A)
On or before the date which is thirty (30) days after the last day of each year of the Earnout Period, Purchaser shall prepare and deliver to Sellers a written statement (in each case, an "Earn-out Calculation Statement") setting forth in reasonable detail its determination of net income for the preceding calendar year and its calculation of the resulting Earnout Payment (in each case, an "Earnout Calculation").

(B)
Sellers shall have thirty (30) days after receipt of the Earnout Calculation Statement for each year of the Earnout Period (in each case, the "Review Period") to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. During the Review Period, Sellers shall have the right to inspect the Company's books and records during normal business hours at the Company's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of net income and the resulting Earnout Payment. Prior to the expiration of the Review Period, Sellers may object to the Earnout Calculation set forth in the Earnout Calculation Statement for the applicable year of the Earnout Period by delivering a written notice of objection (an "Earnout Calculation Objection Notice") to Purchaser. No Earnout Calculation Objection Notice shall be effective unless a majority of the Sellers shall sign the Earnout Calculation Objection Notice.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  Sellers shall be permitted to make and retain copies of the Company's books and records which relate to the reason(s) why Sellers submitted their Earnout Calculation Objection Notice.  If Sellers fail to deliver an Earnout Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the parties hereto, and each Seller shall be deemed to have waived any objection or claim related thereto, regardless of whether such Seller individually objects to the Earnout Calculation. If Sellers timely deliver an Earnout Calculation Objection Notice, Purchaser and Sellers shall negotiate in good faith in an attempt to resolve the disputed items and agree upon the resulting amount of the net income and the Earnout Payment for the applicable calendar year. If Purchaser and Sellers are unable to reach agreement within 10 days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than Sellers' accountants or Purchaser's accountants, appointed by mutual agreement of Purchaser and Sellers (the "Independent Accountant"). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earnout Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Purchaser and Sellers shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Sellers, and not by independent review. The resolution of the dispute and the calculation of net income that is the subject of the applicable Earnout Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties upon receipt of the Independent Accountant's written report. The fees and expenses of the Independent Accountant shall be borne by Sellers and Purchaser in proportion to the amounts by which their respective calculations of EBITDA  differ from EBITDA as finally determined by the Independent Accountant.

(vi)
Any undisputed amount of Earnout Payment that Purchaser is required to pay to Sellers shall be paid in full, in cash, by wire transfer of immediately available funds, no later than 10 business days following the date upon which the Sellers either concur with the Earnings Statement or provide an Earnout Calculation Objection Notice.  If Sellers challenge the Earnout Calculation during the review period, any disputed portion of Earnout Payment determined to be due shall be paid in full, in cash, by wire transfer of immediately available funds,  no later than 10 days following the date up on which the determination of net income for the applicable calendar year becomes final and binding upon the parties as provided in Section 2.3(e)(v)(B)(ncluding any final resolution of any dispute raised by Sellers in an Earnout Calculation Objection Notice).

(vii)
Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.3(e) any Losses to which any Purchaser's Indemnified Party may be entitled under Article VI. of this Agreement.

(f)
Sellers have advised Purchaser that Sellers believe that the Company will receive a settlement from a claim made with respect to losses incurred due to the BP Oil spill (the "BP Oil Claim").  The Company and Sellers have agreed that the Sellers may retain the BP Oil Claim, and that it shall be an Excluded Asset for all purposes of this Agreement.

(g)
The Company is in the process of renewing its contract with the Tennessee Valley Authority ("TVA").  If the Company is able to renew the TVA contract, for substantially the same scope and volume of services as currently being provided, and at a profit margin that is greater than 15%, on or before May 15, 2015 (a "Successful TVA Renewal"), and for one of the terms set forth below, the  Remainder will be paid to Sellers as follows:

(i)	if the Successful TVA Renewal term is at least two years beyond May 15, 2015, Purchaser will pay Sellers 100% of the Remainder.
(ii)
if the Successful TVA Renewal term is less than two years, but at least one year, beyond May 15, 2015, Purchaser will pay Sellers 50% of the Remainder; provided, however, if the Company is subsequently able to achieve an additional, Successful TVA Renewal that results in a total, consecutive Successful TVA Renewal term of at least two years from May 15, 2015, the Purchaser will pay Sellers the remaining 50% of the Remainder.

In all other events, the Remainder shall be 100% forfeited by Sellers.
2.4.            Closing.  The Closing under this Agreement (the "Closing") shall be held on the date of this Agreement and shall be contingent on, and simultaneous with, the closing of the IQ Transaction. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of the Purchaser, at 10:00 a.m. on such date, or at such other time and place as Purchaser and Sellers may agree upon in writing.  At the Closing:
(a)	Sellers will deliver (or cause to be delivered) to Purchaser:
(i)	certificates representing the Interests (accompanied by duly executed assignments);
(ii)
fully executed UCC-3 releases and other lien releases (in form approved by the appropriate governmental body or department having jurisdiction and authority) from each secured party claiming an interest in any of the Assets for filing in all appropriate public offices, and such UCC-3 release of lien forms shall be sufficient to fully release any security interest affecting the Assets;

(iii)	releases of the Company, signed by Sellers, in the form of Exhibit C (the "Releases");
(iv)	Sellers' deliveries as set forth on the Closing Agenda attached hereto as Exhibit A; and
(v)
such other documents as Purchaser may reasonably request for the purpose of (X) evidencing the accuracy of Sellers' representations and warranties, (Y) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, or (Z) otherwise facilitating the consummation or performance of any of the Transactions.

(b)	Purchaser will deliver to Sellers:
(i)	the Closing Payment, in immediately available funds by wire transfer to accounts specified by Sellers;
(ii)	Each of Paul Abbott, Shawn McKeever and Mickey Ellis shall enter into a three-year employment agreement in the form of Exhibit D, attached hereto, with the Company.
(iii)	Purchaser's deliveries as set forth on the Closing Agenda, attached hereto as Exhibit A.
(c)
At the Closing, Purchaser and Sellers shall furnish the documents, instruments, certificates, votes and opinions set forth on the Closing Agenda in form reasonably acceptable to the parties hereto and such other documents necessary or desirable to consummate the transactions contemplated herein as the parties hereto may reasonably request.

2.5.            Further Assurances.  Each of Sellers hereby agrees that, from time to time, at Purchaser's request and without further consideration, such Seller will execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer and take such other action, none of which shall be inconsistent with the terms hereof, as Purchaser may reasonably require to more effectively convey, transfer, and assign the Interests to Purchaser.

2.6.            Taxes.  Sellers shall be solely responsible for the payment of Taxes of any kind, assessed upon the sale, transfer, and assignment of the Interests or the distribution of any assets of the Company to one or more Sellers in connection with or in contemplation of the transactions contemplated by this Agreement, including, without limitation, any sales, use or similar state tax on the transfer of personal property.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers, jointly and severally, represent and warrant to Purchaser as follows:
3.1.            Existence, Good Standing and Authority.

Hyperspring LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alabama.  The Company has the power to own its properties and to carry on the Business and its other businesses as now being conducted.  The Company is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the Business conducted makes such qualification necessary or where failure to be so qualified would not have a material impact on the Business or the Company.  The Sellers have provided to Purchaser true and complete copies of all of the Company's Organizational Documents.

3.2.  Authority, No Violation.  The Company and the Sellers have all requisite power and authority to enter into the Acquisition Documents to which they are a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Acquisition Documents have been duly and validly authorized and approved by all necessary action of the Company and the Sellers. Each of the Acquisition Documents constitutes the legal and binding obligation of the Company and the Sellers, enforceable against it and them in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity. The entering into of the Acquisition Documents does not, and the consummation by such Company and the Sellers of the transactions contemplated thereby, including specifically the transfer of the Interests to Purchaser by Sellers, will not violate the provisions of (a) any applicable Legal Requirement, (b) the Company's Organizational Documents, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company or any Seller under, any Encumbrance, Contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company or a Seller is a party or by which it or they are bound, or to which any property of the Company or any Seller is subject, except as set forth on Schedule 3.2.

3.3.            Capitalization.  The entire authorized, issued and outstanding equity interests of the Company consist of the membership interests set forth on Schedule 3.3.  The membership interests set forth on Schedule 3.3 are the only issued and outstanding equity interests of the Company and are duly authorized, validly issued, fully paid, and non-assessable and without restriction on the right of transfer thereof and were issued in compliance with all applicable federal and state securities laws.  There are no outstanding warrants, options, contracts, calls, or other rights of any kind, whether or not presently exercisable, with regard to any equity interests or any other security of the Company of any kind.  Schedule 3.3 lists all operations agreements.

3.4.            Ownership of Interests.  All of the outstanding Interests are owned by Sellers, as set forth on Schedule 3.4, are free and clear of any and all liens, encumbrances, claims, pledges, impositions, or defects in title. Except as may be noted on Schedule 3.4, none of the Company nor any of the Sellers has any right or obligation to purchase or redeem any equity interests or any other security of the Company.  Each of the certificates representing the Interests is in the form approved by the Board of Managers of Company and has been duly executed by the officers of Company authorized to execute the same.

3.5.            Subsidiaries And Affiliates.  Except as set forth on Schedule 3.4, the Company does not own and has not owned, of record or beneficially, and the Company has no obligation to acquire, any equity interests or any securities of any other corporation or any interest in a business, business trust, joint stock company, or other business organization or association.  The Company currently has, and in the past five (5) years has had, no Affiliates other than the Sellers.  All equity interests of all subsidiaries of the Company are wholly owned by the Company, free and clear of all liens, encumbrances, claims, pledges, impositions, defects and title, or other restrictions.  The Company is not a party to any partnership, joint venture, or other business venture.

3.6.            Bank Accounts.  The Company has disclosed to Purchaser on Schedule 3.6 attached hereto (a) the name, branch, account number, and purpose of all bank accounts currently maintained by the Company, together with the names of authorized signatories on each such account, and (b) the amounts and terms of any compensating balance and the reasons therefor.

3.7.            Guarantees.  The Company is not a guarantor, indemnitor, or otherwise liable for any indebtedness for any other person, firm, or corporation.

3.8.            Title to Assets.  Other than as disclosed on Schedule 3.8, the Company has good and marketable title to, or a valid leasehold interest in, all of the Assets, which for purposes of this Section 3.8 shall include any assets distributed by the Company to Dale related to IQ, or to any of the Sellers in connection with the transactions contemplated by this Agreement, free and clear of all Encumbrances, and the sale and delivery of the Interests to Purchaser pursuant hereto shall have no effect on any Company's title thereto, free and clear of any and all Encumbrances, other than as may be created by Purchaser.

3.9.            All Assets; Location of Assets.  The Assets constitute all of the assets reasonably necessary to conduct the Business as it is conducted at and for the five years prior to  the Closing, and also constitute all of the assets, whether necessary or not, which have been used in the Business as it is conducted on or immediately preceding the Closing. Other than the Assets, Sellers are not aware of any other material assets or rights, necessary to operate the Business as now operated by the Company.  As of Closing, all Assets of the Company shall be located at the property where the Company currently operates, except for those Assets absent in the normal course of business.

3.10.            Books and Records.  The financial statements, books of account, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with normal business practices of the Company.

3.11.            Material Contracts.  Set forth on Schedule 3.11 is a complete list of all Contracts material to the Assets to which the Company is a party or by which it is bound.  Each Contract set forth on Schedule 3.11 is a valid and binding agreement of the applicable Company and, to the Company's and Sellers' Knowledge, of all other parties thereto and is in full force and effect and enforceable in accordance with its terms. The Company has not violated any of the terms or conditions of any of the Contracts set forth on Schedule 3.11, and, to the Knowledge of Sellers, all of the terms and conditions to have been performed by any party thereto other than the Company have been fully performed, and, except as set forth on Schedule 3.11, each such Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default under any of the Contracts set forth on Schedule 3.11 or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. True and complete copies of all such Contracts have been made available to Purchaser by Sellers.

3.12.            No Conflict.

(a)	Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated will, directly or indirectly (with or without notice or lapse of time):
(i)	contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company;
(ii)	contravene, conflict with, or result in a violation of, any Legal Requirement, Governmental Authorization, or any Order to which the Company or any of the Assets are bound or subject;
(iii)	contravene, conflict with, or result in a violation or breach of any provision of, or accelerate the maturity or performance of, or cancel, terminate, or modify, any Contract; or
(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
(b)
Except as set forth on Schedule 3.12, the Company is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.13.            Litigation.

(a)
Except as set forth on Schedule 3.13, there is no proceeding, investigation or litigation by any Person, or by or before any Governmental Body, pending or, to the Knowledge of Sellers, threatened, against or affecting (i) Sellers, the Company, the Business or the Assets, or (ii) the transactions contemplated hereby.  The Company is not subject or a party to any Order.

(b)
Each product manufactured, sold, leased, distributed, installed or delivered by the Company, and each service performed by the Company, has been in conformity with all applicable express and implied service, installation and product warranties.  Except as set forth on Schedule 3.13, there are no existing or, to the Knowledge of Sellers, threatened claims against the Company for services, installations or products which are defective, or fail to meet any express or implied service, installation or product warranties.  There are no facts which would give rise to a "product liability" claim or a claim for personal injury or property damage relating to any product, sold, leased, distributed, installed or delivered by the Company (regardless of the legal theory of such claim) or facts which, if discovered by a third party, would support any such a claim.

3.14.            Product and Service Warranties.  Each product manufactured, sold, leased, or delivered by the Company (each a "Product"), and each service delivered or provided by the Company (each a "Service") has been in conformity with all contractual commitments and all express and implied warranties and, to the Knowledge of Sellers, the Company has no liability (and, to Sellers' Knowledge, there is no basis for any present or future Action against it giving rise to any liability) in connection therewith except for non-material defects which occur in the ordinary course of the business.  Schedule 3.14 sets forth the standard terms and conditions of sale or lease for each Product or Service.  No Product or Service is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth on Schedule 3.14.  The Company has not received any claim with respect to any Product or Service, whether based on strict liability in tort, negligent manufacture or design of product, negligent provision of services or any other allegation of liability and, to the Knowledge of Sellers, there is no basis for any such claim.  All Products sold by the Company have, where necessary, been qualified under and comply in all material respects with the specifications and requirements of applicable industry rating and compliance agencies and safety standards and contain no defects that will result in failure of the Products.  The sales and advertising brochures and literature relating to the Products and Services do not contain any material omission or misstatement.

3.15.            Tax Returns and Payments.

(a)
Except as set forth on Schedule 3.15, all of the Tax Returns of the Company required by law to be filed on or before the date hereof have been duly and timely filed, and all Taxes owed by Sellers (whether or not shown on such Tax Return) have been paid. All such Tax Returns were correct and complete in all respects.  Except as set forth on Schedule 3.15, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)	There are in effect no waivers of any applicable statute of limitations in respect of Taxes nor any extensions of time with respect to a Tax assessment or deficiency.
(c)
Except as set forth on Schedule 3.15, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third party.

(d)
The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group (as defined by Section 1504 of the Code) filing a consolidated federal income Tax Return nor (ii) has any liability for the Taxes of any Person under Treas. Reg. §1.1502 6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

(e)
Except as set forth on Schedule 3.15, no liability for any Tax will be imposed upon the Assets or the Company or its other assets with respect to any period before the Closing Date for which the Company has not made an adequate reserve. The Company is not subject to any open audit in respect of its Taxes, no deficiency assessment or proposed adjustment for Taxes is pending, and Sellers have no Knowledge of any liability, whether or not proposed, for any Tax with respect to any period through the date hereof to be imposed upon any of its properties or assets for which the Company has not made an adequate reserve. Sellers are not aware of any dispute or claim concerning any liability for Taxes of the Company.

(f)
The Company elected partnership tax status for federal income tax purposes on January 1, 2009, and elected S partnership tax status for Alabama income tax purposes for the tax year beginning January 1, 2009, and has continuously held such status for federal and state income tax purposes from such dates.

3.16.            Liabilities.  The Company has no indebtedness or any debt, obligation or liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due and whether or not required under GAAP to be accrued on the financial statements of the Company of any nature except for (a) indebtedness described on Schedule 3.16, (b) liabilities reflected or reserved against in the Financial Statements  for the period ended as of the date of the Recent Balance Sheet (c) current liabilities incurred in the ordinary course of the Business since the Recent Balance Sheet; and (d) a deferred tax liability resulting from the change in methodology of preparation of the Company's financial statements from cash based to accrual based accounting.  None of the Assets or the Company's Contracts is subject to any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as set forth on Schedule 3.16 hereto.  The Company is not in default in respect of the terms or conditions of any indebtedness, nor do Sellers have Knowledge of any facts which, with the passage of time, would result in any such default.  Sellers  have no Knowledge of any basis for the assertion against the Company of any such liability not reflected or accrued for in the Recent Balance Sheet.

3.17.            Insurance.  The Company has maintained, and as of the date hereof has in effect, such policies of motor vehicle, property, casualty, workers' compensation, general liability and other insurance as are required by law and are adequate and appropriate with respect to the Business. Set forth on Schedule 3.17 is a complete list, with a summary thereof, of all insurance policies ("Insurance Policies") which the Company maintains or has maintained since January 1, 2011 with respect to the Business, the Assets or employees; all Insurance Policies are written on an "occurrence", and not a "claims made", basis except as set forth on Schedule 3.17. The Insurance Policies are legal, valid, binding, enforceable and in full force and effect and which will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. The Company has not violated any of the terms or conditions of the Insurance Policies and is not otherwise in default thereof. All of the terms and conditions to be performed by the issuers of the Insurance Policies have been fully performed and the Insurance Policies are free from any right of termination, modification or acceleration on the part of the issuers thereof. No party to any of the Insurance Policies has repudiated any provision thereof.

3.18.            Compliance with Laws; Governmental Authorizations.  (a) The Company is in material compliance with all Legal Requirements, including, but not limited to, all employment related Legal Requirements (including applicable minimum and prevailing wage requirements) and all Environmental and Safety Requirements, (b) the Company has not received any notice of any asserted present or past failure of the Company to comply with any Legal Requirements and (c) except as set forth on Schedule 3.18, no Governmental Authorizations are required to operate the Business.

3.19.            Environmental and Health and Safety Matters.  Except as set forth on Schedule 3.19:

(a)
The Company has not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements, with respect to the past or present operations of the Business, the Assets and/or the Assumed Contracts.

(b)
The Company has obtained, and is in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements with respect to past or present operations of the Business and the Assets.

(c)
None of the following exists at any property owned or occupied by the Company: asbestos containing material in any form or condition; polychlorinated biphenyl containing materials or equipment; or underground storage tanks.

(d)
No facts, events or conditions relating to the Assets, operations of the Business and/or the Company's Contracts will (x) prevent, hinder or limit continued compliance by Purchaser with Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of Purchaser pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of Purchaser (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

(e)	The Company has not assumed any liabilities or obligations of any third party under Environmental and Safety Requirements.
3.20.            States of Operation.  The Business has been conducted only in the states set forth on Schedule 3.20.

3.21.            Real Property and Leases.
(a)	The Company does not own any real property.
(b)
Schedule 3.21(b) contains a true and complete list of all real property leases and subleases (each a "Lease", and collectively, the "Leases") (i) to which any Company is a party or (ii) to be acquired by or assigned to Purchaser prior to the Closing Date, in each case specifying the name of the lessor or sublessor, the lease term, the basic annual rental and other amounts paid or payable with respect thereto and any purchase options exercised or exercisable by Sellers.

(c)	Except as set forth on Schedule 3.21(b), with respect to each Lease:
(i)	correct and complete copies thereof have been delivered to Purchaser;
(ii)	the Lease is legal, valid, binding, enforceable, and in full force and effect and will continue to be so on identical terms following the consummation of the transactions contemplated hereby;
(iii)
no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder or which would prevent the exercise by the Company of any right to renew or extend such Lease;

(iv)	no party to the Lease has repudiated any provision thereof, and there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

(v)	with respect to each sublease, the representations and warranties set forth in subsections (ii), (iii) and (iv) above are true and correct with respect to the underlying lease;
(vi)	The Company have not assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or subleased any interest in the leasehold or subleasehold;
(vii)
all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, statutes, ordinances, rules and regulations and Environmental and Safety Requirements;

(viii)	all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and
(ix)
subject to receipt of any required consents or approvals, the consummation of the transactions contemplated by this Agreement will not result in the termination of any Lease, and immediately after the Closing, all Leases will continue in full force and effect without the imposition of any additional burdensome condition or obligation on Purchaser resulting from the consummation of the transactions contemplated hereby.

3.22.            Financial Statements.

(a)
The Company has heretofore furnished Purchaser with the audited (for  2011) and compiled (for 2012 and 2013) balance sheets of the Company for the calendar years 2011, 2012 and 2013 (the "Balance Sheets") and the related statements of operations and cash flow for the years then ended and the preliminary balance sheet of the Company dated June 30, 2014 and the related statements of operations and cash flow for the 6-month then ended (the "Recent Financial Statements") (the financial statements described  above are collectively referred to herein as the "Financial Statements").  Except as set forth on Schedule 3.22(a), the Financial Statements  have been prepared from the books and records of the Company in accordance with GAAP consistently applied by the Company. The Estimated Closing Date Balance Sheet has been prepared from the books and records of the Company in accordance with GAAP.  The balance sheets included in the Financial Statements reflect all claims against and all debts and liabilities of the Company, fixed or contingent, as at their respective dates.

(b)	Except as set forth on Schedule 3.22(b) or in the Financial Statements, since December 31, 2013, there has not been:
(i)
any Material Adverse Change or any event which has had or could reasonably be expected to cause a Material Adverse Change and, to the Sellers' Knowledge, no factor or condition exists which could reasonably be expected to result in any such Material Adverse Change;

(ii)	any damage, destruction or similar loss, whether or not covered by insurance, materially adversely affecting the Business or the Assets;
(iii)	any material change in business policies or practices or accounting methods, conventions, principles or assumptions of the Company except as relates to the transactions contemplated herein; or
(iv)	any material adverse change in the nature of the business relationships of the Company with any of its customers or suppliers relating to the Business.
(c)	Since December 31, 2013 except as otherwise permitted or contemplated in this Agreement or as set forth on Schedule 3.22(b), the Company has not:
(i)	entered into any material transaction other than in the ordinary course of business and consistent with past practices or conducted its business other than in its usual manner;
(ii)
incurred any material obligation or liability (including any guaranty, indemnity, agreement for or with respect to any obligation or liability of another person) or paid, satisfied or discharged any material obligation or liability prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business and consistent with past practice;

(iii)
sold, assigned, pledged, mortgaged, leased or transferred any of the assets used in the Business or any interest therein, or created, incurred, assumed, granted or suffered to exist any lien (which remains in existence on the Closing Date) on any of the assets used in the Business or any interest therein, except, in each case, in the ordinary course of business and consistent with past practice;

(iv)	waived any right of value or canceled, forgiven or discharged any debt owed to it or claim in its favor except in the ordinary course of business and consistent with past practice;

(v)	increased the compensation or fringe benefits payable to any of its employees in a manner which is inconsistent with past practice;
(vi)	caused a Material Adverse Change in the Company's working capital; or
(vii)	entered into any agreement to do any of the foregoing.
3.23.            Employees.

(a)
Schedule 3.23 contains a complete and accurate list of the following information for each employee, officer, manager or director of the Company, including each employee on leave of absence or layoff status ("Company Employees"): name; date of hire; and current compensation.  No employee of the company has: vacation accrued; sick and/or personal pay accrued; or service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan.

(b)
To Sellers' Knowledge, no employee, officer, manager or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including, without limitation, any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, manager or director and any other Person that in any way will adversely affect the performance of his duties as an employee of Purchaser.

3.24.            Labor Relations.  Schedule 3.24 sets forth all of the collective bargaining and union contracts (the "Labor Contracts") of the Company. There is not presently pending or existing, and to Sellers' Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

3.25.            Employee Benefit Plans.

(a)
List of Plans.  Set forth on Schedule 3.25 is a complete and accurate list of all Employee Benefit Plans established, maintained or contributed to by the Company (including, without limitation, for this purpose and for the purpose of all of the representations in this Section 3.25, all entities (whether or not incorporated) which by reason of common control or affiliation are treated together with Seller as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code) at any time during the five (5) year period ending on the Closing Date.  For purposes of this Agreement, the term "Employee Benefit Plans" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not any such employee benefit plans are exempt from the provisions of ERISA; and (B) all equity option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, vacation plans, accrued sick days and any personal time off, and all other employee benefit plans, agreements and arrangements not described in (A) above.

(b)
Status of Plans.  Other than as set forth on Schedule 3.25, the Company does not maintain or contribute, nor has at any time maintained or contributed, to (i) any Employee Benefit Plan subject to ERISA which is not in compliance with ERISA and the Code, (ii) a defined benefit plan within the meaning of Section 3(35) of ERISA, (iii) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iv) any employee benefit plans. The assets of the Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plan to the extent that claims have been made on or prior to the Closing Date. No Employee Benefit Plan ever maintained by the Company has ever provided health care or any other non pension benefits to any employees after their employment was terminated (other than as required by COBRA) or has ever promised to provide such post termination benefits. There are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Benefit Plan maintained by the Company, nor are there any obligations, commitments or understandings to continue any such Employee Benefit Plans (whether expressed, implied, oral or written), except as required by COBRA. Each Employee Benefit Plan maintained by the Company as of the Closing Date is subject to termination by Seller without any further liability or obligation on the part of the Company to make further contributions to any such plan following such termination, and the termination of any Employee Benefit Plan would not accelerate or increase any benefits payable under such Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by Seller (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

(c)
Tax Qualification and Employee Benefits.  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Full payment has been made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions thereto as of the Closing Date.  The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(d)
Transactions.  The Company has not engaged in any transaction with respect to the Employee Benefit Plans which would subject the Company to a tax, penalty or liability for prohibited transactions under ERISA or the Code. No litigation, claim, arbitration, governmental proceeding, audit, or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan.

(e)
Documents.  The Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect for the Company, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, (ii) Form 5500 for the three (3) most recent completed fiscal years for each Employee Benefit Plan required to file such form, including audited financial statements, (iii) a current Summary Plan Description for each Employee Benefit Plan, together with any summary of material modifications thereto, (iv) any insurance or annuity policy (including any fiduciary liability insurance policy) related to any Employee Benefit Plan, and (v) the three (3) most recent Summary Annual Reports provided to participants for each Employee Benefit Plan.

(f)
COBRA.  The Company has complied with the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended, and all applicable state laws governing continuation coverage ("COBRA"), and all of the rules and regulations promulgated thereunder.

3.26.            Customers and Suppliers.

(a)
Schedule 3.26 attached hereto sets forth all material suppliers and customers of the Business since January 1, 2013 (the "Suppliers and Customers"). Except as reflected in Schedule 3.26, no supplier is a sole source of supply to the Business. The relationships of the Company with its suppliers and customers are good commercial working relationships and, except as set forth on Schedule 3.26, none of the Suppliers and Customers (i) has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or (ii) has, during the last twelve (12) months, decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Company or their usage or purchase of the services or products of the Company. Sellers have no Knowledge that any of the Suppliers and Customers intends to cancel or otherwise adversely modify its relationship with the Business or to decrease materially or limit its services, supplies or materials to the Business or its usage or purchase of the services or products of the Business.

3.27.            Relationships with Related Persons.  Except as set forth on Schedule 3.27, no Affiliate of the Company or any Seller has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. No Affiliate of the Company or a Seller, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings (including being a party to a Contract) or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by the Company (except for the ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).

3.28.            Broker's or Finder's Fees.  No agent, broker, investment banker, person, or firm acting on behalf of Sellers, the Company or directors or any person affiliated with it, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby.

3.29.            Accounts.  All Accounts are valid and subsisting in the amounts set forth in the Financial Statements of the Company and its records thereof (net of reserves), are collectible, arose from bona fide transactions in the ordinary course of business consistent with past practice and are not subject to any claims or rights of set-off or counterclaim.

3.30.            Accuracy.  No representation, statement, certificate, schedule or information made or furnished by Sellers to Purchaser or any of Purchaser's representatives, including those contained in this Agreement and the various Exhibits and Schedules attached hereto, in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

ARTICLE IV.  R EPRESENTATIONS OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:
4.1.            Existence and Good Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.            Power and Authority.  Purchaser has the legal right, power and authority to make, execute, deliver and perform each of the Acquisition Documents to which it is a party. Each of the Acquisition Documents to which Purchaser is a party has been duly authorized and approved by all required action of Purchaser. Purchaser has taken all actions required by law, Purchaser's Organizational Documents, applicable law, or otherwise, to authorize the execution and delivery of each of the Acquisition Documents to which Purchaser is a party, and the performance of its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of Purchaser enforceable against it in accordance with the respective terms thereof, subject to applicable laws relating to bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

4.3.            No Conflict.
(a)
Neither the execution and delivery of each of the Acquisition Documents to which Purchaser is a party nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Purchaser;
(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is a party or subject; or

(iii)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party.

(b)
Except as set forth on Schedule 4.3, Purchaser is not required, and will not be required, to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.4.            Litigation.  There is no litigation or other proceeding by any Person, pending, or to the Knowledge of Purchaser threatened, against or affecting the transactions contemplated by this Agreement or Purchaser's ability to consummate such transactions.

4.5.            Broker's or Finder's Fees.  No agent, broker, investment banker, person, or firm acting on behalf of the Purchaser, or any person affiliated with it, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby.

ARTICLE V.  POST-CLOSING COVENANTS
The parties hereto agree as follows with respect to the period following the Closing:
5.1.            Cooperation.  Sellers shall provide Purchaser such cooperation and further assurances as are reasonably necessary or requested to perfect (of record or otherwise) and effectively vest Purchaser's title to or interest in the Interests, assist Purchaser in exercising rights with respect to the Interests, aid in the prosecution, defense or other action regarding litigation of any rights arising therefrom or affecting the same and assist in making a smooth transition between Sellers and Purchaser of the Business.  Sellers shall provide Purchaser and its employees, attorneys, accountants and other representatives, at all reasonable times (when reasonably necessary), with access to and copies of all books, papers and records pertaining to the Assets, the Excluded Assets and the Business after the Closing Date, including records pertaining to the Company's employees.  The foregoing undertaking shall include, without limitation, Sellers providing Purchaser with access to the Excluded Assets to the extent required for Purchaser to comply with and/or complete the Company's Contracts, or to effect a smooth transition in Purchaser's operation of the Business.  No consideration will be paid for the foregoing unless the acts required are unrelated to a representation, warranty or covenant herein and are unreasonably burdensome to Sellers, in which case reimbursement therefor will be made at a reasonable rate.

5.2.            Employees.

(a)
  Except for those employees as set forth on Schedule 5.2 (the "Terminated Employees"), following the Closing Date, the parties contemplate the employees of the Company who are employed in the Business on the Closing Date shall continue employment with the Company; provided, however, except as may be specifically required by applicable law or by any contract, the Company shall not be obligated to continue any employment relationship with any employee for any specific period of time and employees shall be "at will" employees.  The Company shall provide wages/salaries that are at least equal to the aggregate compensation that such person was receiving from the Company prior to the Closing Date (unless there is a material change in the duties and responsibilities of such employee) and provide employee benefits to each such person who is an employee on the Closing Date that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as an employee from the Company prior to the Closing Date.  The Company shall have no liability whatsoever for the Terminated Employees.

(b)
Sellers shall be solely responsible for any benefits or damages accruing to the Terminated Employees including, but not limited to, wages, payroll taxes, sick leave, vacation pay, severance pay, pension and retirement plans and medical or life insurance.  Sellers shall indemnify, defend and hold harmless Buyer from and against any and all liability and claims for such benefits or employment loss.

(c)
The undertakings in subsection (a) above are made solely for the benefit of Purchaser and Sellers and no employee of the Company shall be deemed to be a third party beneficiary of any of the provisions of this Agreement in any respect.

(d)
For a period of 36 months, Hyperspring shall either (i) pay Dale an amount equal to the cost to Hyperspring of Dale's health insurance benefits as in effect at the time of Closing or (2) allow Dale to participate in Hyperspring's health insurance plan.

5.3.            Noncompetition Agreements.

(a)
In order to induce Purchaser to enter into this Agreement, each of Sellers shall not, for a period of five (5) years beginning on the Closing Date, Compete (as defined below) with the Company or Purchaser in any Prohibited Enterprise (as defined below) within the Territory.

(b)
Notwithstanding Section 5.3(a), a Seller who is fired by his employing entity under his respective Employment Agreement shall be permitted to be employed by a Former Client during the 4th and 5th year of the five year non-compete period referenced in Section 5.3(a).

(c)	For purposes of this Section 5.3, the term "Prohibited Enterprise" shall mean any enterprise engaged, directly or indirectly, in the Business.
(d)
For purposes of this Section 5.3, the term "Compete" shall mean  direct or indirect participation in (as an owner, shareholder, member,  general or limited partner, consultant or agent, or otherwise), any business, firm, corporation, partnership, or other entity or person which is engaged in a Prohibited Enterprise.

(e)
For purposes of this Section 5.3, the term "Former Client" shall mean a client of the employing entity that has not done business with the employing entity within the prior 12 month period and from whom the Company is not currently and actively soliciting business.

(f)
The parties acknowledge and agree that in the event that a party breaches any of the covenants contained in this Section 5.3 (a "Breaching Party"), the non-breaching party and the intended third party beneficiaries of such covenant (if any) (the non-breaching party and any such third party beneficiaries are referred to together as the "Injured Party") will suffer immediate and irreparable harm and injury for which the Injured Party will have no adequate remedy at law.  Accordingly, in the event that a Breaching Party breaches any of the covenants contained in this Section 5.3, the Injured Party shall be absolutely entitled to obtain equitable relief, including without limitation, temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance.  The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Injured Party.

(g)
In addition to other remedies contained in this Section 5.3 to which an Injured Party may be entitled, the Injured Party shall receive attorney's fees and any other expenses incident to the maintenance of any action to enforce its rights under this Agreement.

(h)
The parties acknowledge that (i) each has given to the other good and valuable consideration for the foregoing covenant and (ii) the restrictive covenants in the Employment Agreements are in addition to the foregoing covenant.

5.4.            Confidentiality.  After the Closing, Sellers and Purchaser shall, and shall cause their representatives and Affiliates to, hold in strict confidence and not use or disclose to any other party without the prior written consent of the other party hereto, all confidential information obtained from the other party in connection with the transactions contemplated hereby and all information relating to the Assets and the Business; provided, however, that such information may be used or disclosed (i) when required by Legal Requirements, (ii) if it is publicly available other than as a result of a breach of this Agreement,  (iii) if it is otherwise expressly provided for herein.  or (iv) by Purchaser after the Closing with respect to information related to the Business.

5.5.            Tax Return Matters.

(a)
Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns (including any amendments thereto) of the Company due following the Closing Date for periods ending on or prior to the Closing Date, which return shall be prepared using an interim closing of the books method for allocating income.  Such Tax Returns shall be made, to the extent permitted by law, in a manner consistent with the prior practice of the Company.

(b)
Following the Closing Date, Sellers shall not, and shall not cause or permit the Company to, make or cause to be made any election, or file any Tax Return or amended Tax Return reflecting any position, that could result in any adverse Tax consequences to Purchaser or to the Company for any period (or portion thereof) beginning on or after the Closing Date.

(c)
(i)
Purchaser shall inform Sellers and Sellers shall be entitled to control and conduct only those aspects of audits, examinations or proceedings relating to the Company ("Tax Contests") that are related solely to the liability for any Tax for which Sellers would be required to indemnify the Company or Purchaser pursuant to this Agreement or relate to any liability for any taxes for which Sellers would be responsible.  All other aspects of any Tax Contest shall be controlled by Purchaser.  Costs of any Tax Contest are to be borne by the party controlling such Tax Contest.  With respect to a Tax Contest which Sellers are entitled to control, Sellers shall have the right (but only to the extent such right does not impair Purchaser's or the Company's rights with respect to aspects of any Tax Contest which Purchaser or the Company is entitled to control) to determine, in their sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent the Company in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest.  The Purchaser shall cause the Company to deliver to Sellers and their authorized representatives upon request any power of attorney required to allow Sellers' representative and their counsel to represent the Company in connection with the Tax Contest and shall use its best efforts to provide Sellers with such assistance as may be reasonably requested by Sellers and their authorized representatives in connection with the Tax Contest.

(ii)
  Notwithstanding Section  above, (a) Sellers shall (x) consult in good faith with the Company with respect to the conduct of, and before entering into any settlement of, any Tax Contest and (y) conduct such Contest in a reasonable manner with respect to any liability for Taxes for which Purchaser or the Company may be liable and (b) with respect to any Tax Contests which may involve liability on the part of Sellers, Purchaser shall (x) consult in good faith with Sellers' Representative with respect to the conduct of, and before entering into any settlement of, any Tax Contest and (y) conduct such Contest in a reasonable manner with respect to any liability for Taxes for which Sellers or the Company may be liable.

(d)
Without the prior written consent of Sellers (which consent shall not be unreasonably withheld), neither Purchaser, the Company, nor any Affiliate of Purchaser shall (i) make any election or (ii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Governmental Body with respect to any tax period ending on, before or including the Closing Date that would have the effect of increasing the liability for any Tax or reducing any Tax benefit of Sellers or the Company, except for elections made in accordance with historical practices of the Company.

(e)
(i)
Following the Closing, Purchaser shall cause the Company to give Sellers and their authorized representatives full access to the books and records of the Company (and permit Sellers to make copies thereof) as Sellers may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes for periods prior to the Closing Date.

(ii)
Each of Purchaser, the Company and Sellers and their respective Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any governmental body, any judicial or administrative proceedings relating to liability for Tax, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, Proceeding or claim.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

(f)
Notwithstanding any other provision of this Section 5.5, Purchaser hereby agrees that it will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns for period prior to the Closing Date, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing Sellers' Representative with written notice thereof and a reasonable opportunity to review and copy such materials.

ARTICLE VI.   INDEMNIFICATION, REMEDIES
6.1.            Survival; Right to Indemnification Not Affected by Knowledge.  Except as otherwise expressly provided herein and subject to the time period limitations set forth in Section 6.7, all representations, warranties, covenants and obligations in this Agreement and the Schedules attached hereto, and the certificates delivered pursuant to this Agreement, shall survive the Closing.  The right of any party hereto to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranty, covenant or obligation.

6.2.            Definitions.  For purposes of this Article VI.  :

"Losses" means all losses, damages, liabilities, payments and obligations, and all expenses related thereto.  Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any  liability or payment, obligation or judgment is  ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action; provided that Losses shall include punitive and consequential damages only with respect to third party actions.
"Purchaser's Indemnified Persons" means the Purchaser, Purchaser's parent corporation, subsidiary corporations (or other entities), sister and other affiliated corporations (or other entities) and their respective directors, officers, employees, stockholders, members, managers and agents.
"Indemnified Person" means any person entitled to be indemnified under this Article VI.  .
"Indemnifying Person" means any person obligated to indemnify another person under this Article VI.  .
"Sellers' Indemnified Persons" means the Sellers and their respective heirs and successors.
"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit or proceeding, by a third party other than an Indemnified Person as to which any person believes it may be an Indemnified Person hereunder.
6.3.            Indemnification by Sellers.  Sellers shall jointly and severally defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:
(a)
resulting from or arising out of any breach of any of the representations or warranties made by Sellers in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(b)
resulting from or arising out of any breach of any covenant or agreement made by Sellers in or pursuant to this Agreement (including, without limitation, Article V herein) or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(c)	resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Sellers of any kind or description (including interest and penalties with respect thereto), or
(d)	resulting from any claim by Charles Stiles.
6.4.            Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless Sellers' Indemnified Persons from any and all Losses directly or indirectly incurred by them:
(a)
resulting from or arising out of any breach of any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing; or

(b)
resulting from or arising out of any breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement (including, without limitation, Article V herein) or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing.

6.5.            Defense of Third Party Actions.
(a)
Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person shall give notice to the potential Indemnifying Person of such action.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was materially prejudiced thereby.

(b)
By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person.  The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld.

(c)
Upon assumption of control of the defense of a Third Party Action under paragraph (b) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action.

(d)	Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.
6.6.            Miscellaneous.  If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

6.7.            Certain Limitations.  Notwithstanding any other provision herein, claims for indemnification by any party will be limited as follows:

(a)	Time Limitations.
(i)
Except as otherwise expressly set forth in this Article VI, Sellers will have no liability for indemnification with respect to any Losses unless, on or before the end of the business day which is twenty-four (24)) months following the Closing Date, the Purchaser notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser; provided, however, that Claims for Losses arising from (a) a breach of the representations and warranties in Sections 3.1 (Existence, Good Standing and Authority), 3.2 (Authority and Notification), 3.3 (Capitalization), 3.4 (Ownership of Interest) and 3.8 (Title to Assets) of this Agreement or any claim for indemnification arising under section 6.3(d)  shall survive without limitation; and  (b) a breach of the representations and warranties in Section 3.15 (Tax Return and Payments), 3.16 (Liabilities), and 3.19 (Environmental and Health and Safety Materials), Schedule 3.25 (Employee Benefit Plans) shall survive until the expiration of the applicable statute of limitations. The representations and warranties referenced in clauses (a) and (b) above shall be referred to as the "Fundamental Representations".

(ii)
If the Closing occurs, the Purchaser will have no liability with respect to any representation, warranty, covenant or obligation under this Agreement unless on or before the end of the day which is eighteen (18) months following the Closing Date, the Sellers notify the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers; provided, however, claims for Losses arising from a breach of representations and warranties in Sections 4.1 (Existence and Good Standing of Purchaser) or 4.2 (Power and Authority) of this Agreement shall survive without limitation.

(iii)
At the end of the last day of the applicable survival periods set forth above, the parties' respective indemnification obligations under this Agreement shall terminate except with respect to any Claim of which either party has given notice to the other in accordance with the terms of this Agreement and prior to the expiration of the applicable survival period.

(b)	Limitations on Indemnification.
(i)
Maximum Exposure.  Notwithstanding anything in Article VI above and to the contrary, the aggregate liability of Sellers for indemnification under this Agreement shall not exceed the Cap, except for a breach of a Fundamental Representations in which case the aggregate liability of the Seller for indemnification shall not exceed the Purchase Price.  The "Cap" shall be an amount equal to twenty-five percent (25%) of the Purchase Price.

(ii)
Basket.  Neither Purchaser nor any of the other Purchaser's Indemnified Persons shall be entitled to seek indemnification under this Article until the aggregate amount of all Losses to which all of such Indemnified Persons are entitled to indemnification under this Agreement exceeds Fifty Thousand Dollars ($50,000) (the "Basket Amount"), in which case such Indemnified Persons shall be entitled only to the amount of such Losses in excess of the Basket Amount, provided that a breach of a Fundamental Representations shall not be subject to the Basket Amount.

(c)
Fraud; Misrepresentations.  Notwithstanding the foregoing, the limitations in this Section 6.7 will not apply to any claims or Losses arising from fraud, fraudulent misrepresentation or willful misrepresentation.

(d)	Materiality Qualifiers and Amount of Losses. For purposes of determining the amount of any Losses, the parties agree that all references to any materiality qualifiers will be disregarded.
6.8.            Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third party claim may be asserted by delivering, with reasonable promptness (but in any event within the time periods contemplated by Section 6.7), written notice ("Claim Notice") to the party from whom indemnification is sought. If, within thirty (30) days after delivery of the Claim Notice, the party from whom indemnification is sought does not dispute the claim in the Claim Notice, the Losses claimed in the Claim Notice shall be conclusively deemed a liability of the indemnifying party and such party shall pay the amount of the Losses to the indemnified party on demand.

6.9.            Exclusivity.  A claim for Losses pursuant to this Article VI.  shall be the Indemnified Persons' sole and exclusive remedy for an item described in Section 6.3 or 6.4; provided, however, that (i) the foregoing limitation shall not apply to claims arising under Article II of this Agreement and (ii) the Indemnified Persons shall retain their legal and equitable remedies with respect to covenants and agreements to be performed and complied with by the Indemnifying Persons subsequent to the Closing Date.

6.10.            Set-Off.  In addition to any other remedies it might have hereunder or otherwise, the Purchaser may set-off any amounts due to it under this Article VI against any payments to be made to Sellers following the Closing Date under this Agreement.

ARTICLE VII.  MISCELLANEOUS

7.1.            Expenses.  The parties hereto shall pay all of their own expenses relating to this Agreement and transactions contemplated hereby, including, without limitation, the fees and expenses of its respective counsel and financial advisors.

7.2.            Governing Law.  THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).  EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE THE RIGHTS OR OBLIGATIONS OF ANY PARTY HERETO UNDER THIS AGREEMENT MAY BE COMMENCED AND MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE AND THAT THE STATE AND FEDERAL COURTS OF DELAWARE SHALL HAVE NON EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT BY ANY OF THE PARTIES HERETO. EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 7.6 HEREOF, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AGREEMENT.

7.3.    Enforcement; Remedies. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys' fees and expenses actually incurred by it in connection therewith. If any party commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.3 or 5.4, any non-breaching party or third party beneficiary shall have the right and remedy, in addition to any others, to have the provisions of Sections 5.3 or 5.4, as the case may be, specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by each party that any such breach or threatened breach will cause irreparable injury to the other parties and third party beneficiaries and that money damages will not provide an adequate remedy therefor.

7.4.            Captions; References.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

7.5.            Variation in Pronouns, Etc.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

7.6.            Notices.  Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by facsimile, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Sellers:	Shawn McKeever
504 Continental Drive
Madison, Alabama 35756
ph: 256-975-3709

With a copy to:

If to Purchaser:	GSE Power Systems, Inc.
1332 Londontown Boulevard, Suite 200
Sykesville, Maryland 21784
Attention: James A. Eberle, CEO
Facsimile: (410) 970-7999

With a copy to:	Lawrence M. Gordon, Esq.
Senior Vice President and General Counsel
GSE Systems, Inc.
1332 Londontown Boulevard, Suite 200
Sykesville, MD 21784
Facsimile: (410) 970-7999

and

Barley Snyder LLP
126 East King Street
Lancaster, PA 17602
Attention: Kimberly J. Decker, Esq
Facsimile: (717) 291-4660

or at such other address or telecopy number as shall have been furnished in writing by any such party in the manner set forth herein. Each such notice or other communication shall be effective (i) when received, if hand delivered, (ii) upon confirmation of receipt, if by facsimile, (iii) one day following deposit, if sent by overnight courier, or (iv) on the third business day following the date on which such communication is posted, if sent by certified or registered mail.
7.7.            Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior consent of the other parties hereto; provided that (a) Purchaser may assign its rights hereunder to a lender in connection with its financing activities and (b) Purchaser may make a partial assignment of its rights hereunder to a third party in connection with the sale of any or all of the Assets from Purchaser to such third party.

7.8.            Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

7.9.            Entire Agreement.  This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the transactions contemplated by this Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference.

7.10.            Amendments.  This Agreement may not be changed or modified orally, but only by an agreement in writing signed by Sellers and Purchaser.

7.11.            Severability.  Any term or provision of this Agreement (including, without limitation, any provision of Section 5.3) which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.12.            Third Party Beneficiaries.  Except as otherwise provided in Section 5.3 and Article VI.  each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

7.13.            Preparation.  This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties. No provision of this Agreement shall be construed on the basis that such party was the author of such provision.

7.14.            Publicity and Disclosures.  Subject to their respective legal obligations, neither party will issue a news release, public announcement, notice to customers or any other announcement concerning this Agreement or the transactions provided for herein without the prior written consent of the other (such consent not to be unreasonably withheld).

7.15.            Waiver.  Except to the extent that a party may have otherwise agreed in writing, no waiver (including proceeding to the Closing) by such party of any breach by any other party of any such other party's representations, warranties, obligations, agreements or covenants hereunder will be deemed to be a waiver of any subsequent breach of the same or any other representations, warranties, obligations, agreements or covenants.  No forbearance by a party to seek a remedy for any breach by any other party will be deemed a waiver of its rights or remedies with respect to such breach, except to the extent that such party otherwise agrees in writing.  The consummation of the transactions described herein by any party shall not constitute a waiver of any known breaches of any other party's representations, warranties, obligations, agreements or covenants unless the same are expressly waived in writing.

7.16.            Additional Documents, Etc.  The Sellers shall furnish the Purchaser with such other documents, instruments, certificates, votes and opinions to evidence fulfillment of the conditions set forth in this Article VII, or to consummate the transactions contemplated herein, as the Purchaser may reasonably request.

7.17.            Dispute Resolution. All claims, disputes or causes of action arising out of or relating to this Agreement including, claims for indemnification under Article VI, or any document or Agreement executed in connection herewith, shall be promptly submitted to mediation in Wilmington, Delaware with the mediation to be held by a mediator who is acceptable to the Purchaser and the Seller. The parties shall share equally the cost of the mediation and each shall bear the costs of its own counsel.  If the parties are unable to resolve any such dispute, controversy, claim or action through mediation, such unresolved matter shall be determined by a single arbitrator in an arbitration conducted in Wilmington, Delaware.  A dispute shall be submitted to arbitration upon the good faith written demand for arbitration by either party following inability to resolve the dispute by mediation.  The arbitrator shall be selected under the Commercial Arbitration Rules of the American Arbitration Association and the arbitration shall be conducted under such rules.  Any award or determination in such arbitration shall be final, binding and conclusive except as otherwise provided by law and may be entered as a final judgment in any court having jurisdiction.  The arbitrator in any arbitration may assess the costs of arbitration against either party or against both parties and may award attorney's fees to the prevailing party or as required hereunder. Notwithstanding the foregoing, the Purchaser may bring litigation in the Courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware requesting injunction or equitable relief for violations of Section 5.3 of this Agreement.  Any party may file a copy of this section with any court as written evidence of the knowing, voluntary and bargained Agreement of the parties irrevocably agreeing to waive any objections to alternative dispute resolution or to venue or to convenience of forum for permitted court actions.

7.18.            Sellers' Representative.  Each Seller hereby appoints the Shawn McKeever as his representative (the "Sellers' Representative").  The Sellers' Representative shall have full power and authority to act on behalf of each individual Seller with respect to all matters pertaining to this Agreement including, but not limited to, the grant or request of waivers of any requirement of this Agreement, the giving or acceptance of any notice permitted or required to be given under this Agreement and the execution of any amendment to this Agreement excepting only such amendments as would materially reduce the Purchase Price.  For purposes of the foregoing, each Seller hereby constitutes and appoints Sellers' Representative with full power and authority as Seller's true and lawful attorney in fact, with full power and authority in Seller's name, place and stead to do any or all of the foregoing.

The foregoing grant of authority:
(a)	is a special power of attorney coupled with an interest, and is irrevocable;
(b)	may be exercised by such attorney in fact by executing any agreement, certificate, instrument or document with a single signature as attorney in fact for Seller; and
Each Seller hereby agrees to be bound by all the representations of Seller's attorney-in-fact and waives any and all defenses which may be available to Seller to contest, negate or disaffirm the actions of such attorney in fact under this power of attorney, and hereby ratifies and confirms all acts which said attorney in fact may take as attorney in fact hereunder in all respects as though performed by Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement to be effective as of the day and year first above written.

Sellers:

_/s/ Dale Jennings_____________________
Dale Jennings

_/s/ Paul Abbot_______________________
Paul Abbott

_/s/ Shawn McKeever__________________
Shawn McKeever

_/s/ Mickey Ellis______________________
Mickey Ellis

GSE Power Systems, Inc.
("Purchaser")

By:__/s/ James A. Eberle______________
James E. Eberle, Chief Executive Officer

EXHIBIT B
EXCLUDED ASSETS
I.	All software used by or useful in the conduct of the business engaged in by Intelliqlik, LLC.
II.	"BP Oil claim"
III.	2009 Chevrolet Silverado
IV.	2010 Mercedes-Benz E 550
V.	2011 BMW 535
VI.	The following:
 Products in Development
•    BWR GFES (Components 8 Modules, Thermodynamics 10 modules, Rx Theory 8 modules)
•    PWR GFES (Components 8 Modules, Thermodynamics 10 modules, Rx Theory 8 modules)
•    BWR Basic Systems (Approximately 70 Systems)
•    PWR Basic Systems (Approximately 80 Systems)
•    GE 7FA + e Combustion Turbine Systems (18 Systems)
•    GFES Exam Bank Generator
•    HRSG Exam Bank (Vogt-Nem)
•    ST Exam Bank (D-11)
•    Solar Power Fundamentals
•    Power Plant Fundamentals
•    Gas Turbine Fundamentals
•    Oil & Gas Fundamentals
Domains Owned
•	Nuclear University	www.nuclearuniversity.com
•	Gas Turbine University	www.gasturbineuniversity.com
•	Oil & Gas University	www.oilgasuniversity.com
•	Solar Power University	www.solarpoweruniversity.com
•	Power Systems University	www.powersystemsuniversity.com
•	Hydro University	www.hydroelectricuniversity.com

NERC University Series
•	ERCOT	www.ercotuniversity.com
•	FRCC	www.frccuniversity.com
•	MRO	www.mrouniversity.com
•	NPCC	www.npccuniversity.com
•	RFC	www.rfcuniverstiy.com
•	SERC	www.sercuniversity.com
•	SPP	www.sppuniversity.com
•	WECC	www.weccuniversity.com
Simulator
PWR Westinghouse 2-loop simulator
Simulator floating floor
Classroom material
New Tables
New Chairs
New Whiteboards

EXHIBIT C
SELLER'S RELEASE

This Release is being executed and delivered in connection with that certain Membership Interests Purchase Agreement dated as of November 14,  2014 (the "Agreement") by and among GSE Power Systems, Inc (the "Purchaser"), and Dale Jennings, Paul Abbott, Shawn McKeever and Mickey Ellis (each a "Seller").  Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

Each Seller acknowledges that execution and delivery of this Release is a condition to Purchaser's obligation to consummate the transactions contemplated by the Agreement and that Purchaser is relying on this Release in consummating such Agreement.

Each Seller, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Purchaser to consummate the Agreement, hereby agrees as follows:

When used in this Agreement, "Related Persons" shall mean, with respect to a particular individual: each other member of such individual's Family; any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

Each Seller, on behalf of himself and each of his Related Persons, hereby releases and forever discharges the Purchaser and the Company, and each of their respective individual, joint or mutual, past, present and future officers, directors, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of his respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date other than a claim for breach of the Agreement by Purchaser or any fraudulent misrepresentation of  Purchaser in the Purchase Agreement.

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Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of each Seller or any Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of each Seller or any Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law.

All words used in this Release will be construed to be of such gender or number as the circumstances require.  This agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

{signature page follows}
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IN WITNESS WHEREOF, the undersigned have executed and delivered this Release as of this 14th day of November, 2014.

___________________________________
Dale Jennings

___________________________________
Paul Abbott

____________________________________
Shawn McKeever

____________________________________
Mickey Ellis

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EXHIBIT D
EMPLOYMENT AGREEMENT

This Agreement is made as of the 28th day of July, 2014, between [Hyperspring, LLC], an Alabama limited liability company (the "Company") and __________, an adult individual ("Executive").

BACKGROUND

Executive is a former owner of the Hyperspring, LLC.  GSE Power Systems, Inc., a Delaware corporation, has purchased all of the outstanding interests of Hyperspring, LLC pursuant to a Membership Interests Purchase Agreement dated July 28, 2014 (the "Membership Purchase Agreement").  Ancillary to the Membership Purchase Agreement, the Company now desires to enter into an Employment Agreement with the Executive ("Agreement"), replacing any prior terms of employment between Hyperspring, LLC and Executive and setting forth the terms and conditions of Executive's employment with the Company.  The Executive desires to be employed by the Company, on the terms and conditions contained in this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
AGREEMENT
1.        Employment.  The Company hereby agrees to employ Executive for a fixed term, as more particularly set forth herein, and to provide Executive with certain benefits, in exchange for which Executive accepts the terms and conditions set forth herein governing his employment, including the restrictive covenants set forth herein.  Any previous terms of employment between Executive and Company are hereby replaced and superseded by this Agreement.
2.        Term.  Executive's employment hereunder shall be for a term commencing on the date first written above and ending on July 27, 2017 (the "Term"); provided that such Term is subject to earlier termination as stated herein.
3.        Compensation.
(a)
Base Salary.  Executive will be paid an annual salary of two hundred thousand dollars ($200,000) (the "Salary"), subject to annual review and adjustment by the Company; provided that such base Salary shall not be reduced.  The Salary will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly.

(b)
Benefits.  Benefits for Executive will be the same, in the aggregate, as those provided by the Company to similarly situated Company executive officers as of the date hereof, including participation in such disability insurance, major medical, and other employee benefit plans, including vacation plans, of the Company that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the "Benefits").

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(c)
Vacation Days.  Executive shall be entitled to 10 days of vacation each calendar year, with additional time to be provided as approved by Company, which shall be taken at such times as are mutually agreeable to the Executive and the Company's Board of Directors.  Unused vacation days shall not carry over from year to year, nor shall they have any cash value.

(d)
Reservation of Right to Amend Benefit Plans.  Executive understands that from time to time it may be necessary for economic and business reasons for the Company to amend one or more of its benefit plans, which amendments may involve the increase, decrease or change of form of a benefit. Executive's employment pursuant to this Agreement shall be subject to any such amendments, and any such amendments applicable to all the Company's employees, or the specific class thereof of which Executive is a member, that impacts Executive's benefit package hereunder shall not be a breach of this Agreement by the Company.

4.        Duties.  Executive shall serve as the _________ of the Company, reporting directly to the Company's Chief Executive Officer (the "Chief Executive Officer"), and have the normal duties, responsibilities and authority associated with such position including, without limitation, those set forth in Exhibit A attached and made a part hereof, as well as such duties (which are reasonably consistent with Executive's primary duties) as shall be assigned to him from time to time by the Chief Executive Officer and the Board of Directors.  Executive shall devote his entire working time and attention to the Company's business.  During the term of this Agreement, Executive shall not be employed by, or participate or engage in or be a part of in any manner the management or operations of any business enterprise other than the Company without the prior written consent of the Company, which consent may be granted or withheld in its sole discretion; provided, however, that Executive may, while he remains employed by the Company, participate in reasonable charitable, social, teaching, educational and civic activities, as well as industry trade groups and associations and personal investment activities, so long as such activities do not interfere with the performance of Executive's obligations under this Agreement.
5.        Termination of Employment.
(a)	Due To Death, Disability, For Cause or Without Good Reason.
(i)
For Cause.  If Executive's employment shall be terminated by the Company for Cause, the Company shall pay Executive his Salary, pro-rata, through the date of termination at the rate in effect at the time of termination, any Benefits that have then vested or are otherwise owed to Executive, and the Company shall have no further obligation to Executive under this Agreement.  "Cause" shall mean:

(A)	Executive's conviction of fraud or a serious felony or a crime involving embezzlement, conversion of property or moral turpitude;
(B)	a breach by Executive of any of his fiduciary duties to the Company or its members;
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(C)
Executive's neglect or failure to discharge his duties, responsibilities or obligations under the Employment Agreement between Executive and the Company, provided, that Executive has been given notice and, within thirty (30) days from such notice, fails to cure the neglect or failure, or, if said neglect or failure cannot be cured within such period, within a reasonable time thereafter, if a diligent effort is being made to cure such neglect or failure, but in no event longer than sixty (60) days from the date of the notice;

(D)
Executive's habitual drunkenness or substance abuse which materially interferes with Executive's ability to discharge his duties, responsibilities and obligations under any agreement between Executive and the Company, or

(E)
Executive's failure to observe or comply with any governmental regulations whether as an officer, member or otherwise, in any material respect or in any manner which might reasonably have a material adverse effect in respect of the Company's ongoing business, operations, conditions, business relationships or properties.

(ii)
Death or Disability.  If Executive's employment shall be terminated due to Executive's Disability, the Company shall pay Executive his full Salary and any accrued paid time off through the date of termination, and any Benefits that have then vested or are then otherwise owed to Executive, and the Company shall have no further obligation to Executive under this Agreement.  If Executive's employment shall be terminated due to Executive's death, the Company shall pay Executive's designated beneficiaries, or if the Executive has no designated beneficiaries, pay to Executive's estate, his full Salary, plus any accrued paid time off and any Benefits that have vested or are then otherwise owed to Executive through the date of death.  "Disability" shall mean a complete or partial inability to perform employment-related duties, in accordance with this Agreement, for more than one hundred eighty (180) days in any one year period, because of a physical or mental impairment.

(iii)
Without Good Reason.  If Executive desires to terminate his employment without Good Reason, Executive shall provide the Company with at least 60 days' prior written notice of the effective date of such termination.  Until the effective date of termination, Executive shall continue to fulfill his duties under this Agreement.  The Company shall continue to pay Executive his normal Salary through the effective date of termination, plus any Benefits that have vested or are then otherwise owed to Executive, and the Company shall have no further obligation to Executive under this Agreement.  The Company may, in its discretion, request that Executive cease to perform his duties under this Agreement at any time following its receipt of notice of termination and prior to the effective date of termination, provided, however, that the Company shall continue to pay Executive his normal Salary, plus any Benefits that have vested or are then otherwise owed to Executive, during any such period during which the Company has excused Executive's performance hereunder.

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(b)
Without Cause or for Good Reason.  If Executive's employment is terminated without Cause by the Company, or is terminated by Executive for Good Reason, then the Company shall pay Executive severance payments in an amount equal to the value of Executive's full Salary and Benefits for the longer of one (1) year following the date of such termination or from the date of termination through the last day of the then current Term.  Termination for "Good Reason" shall mean termination by Executive of his employment due to:

(i)	the Company's willful, material violation of its obligations under Executive's Employment Agreement; or
(ii)
material reduction in Executive's authority, perquisites, position, or responsibilities (other than such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis).

If Executive intends to terminate his employment for Good Reason, he must first give notice to the Company that such action or limitation of the Company constitutes Good Reason.  Executive's employment shall be deemed terminated for Good Reason if the Company fails to cure such situation within thirty (30) days of the date of said notice or, if said situation cannot be cured within such period, within a reasonable time thereafter, if a diligent effort is being made to cure such situation, but in no event longer than sixty (60) days from the date of the notice.

6.        Restrictive Covenants.
(a)
During the Term, and at all times following termination of Executive's employment, Executive shall not, without the prior written consent of an authorized officer of the Company, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties, any material confidential information, defined as information protected under the Del. Code Ann. tit. 6, § 2001 et seq, obtained by him while in the employ of the Company with respect to any of the Company's or its affiliates' business plans and strategies, pricing and pricing strategies, engineering and technical data, services, products, customers, sales records, methods of business or any business practices the disclosure of which could be or will be materially damaging to the Company or its affiliates (the "Confidential Information"); provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any information that must be disclosed as required by law or governmental authority.

(b)
Executive agrees, during the Term and for a period of twenty-four (24) months following termination of his employment with the Company, not to (i) directly or indirectly contact, solicit or induce any person that is a customer or referral source of the Company to become a customer or referral source for any person other than the Company; or (ii) directly or indirectly solicit, induce or encourage any employee of the Company to leave the employ of the Company.

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(c)
During the Term and at all times following termination of Executive's employment, Executive agrees that he will not disparage the Company in any communications of any nature with any third parties, including but not limited to members, employees and/or affiliates of the Company, or its vendors, customers and suppliers, regarding any matters related to the Company during or following termination of his employment.

(d)
Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive.  Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(e)	The period of time applicable to any covenant in this Section 6 will be extended by the duration of any violation by Executive of such covenant.
(f)
If any covenant in this Section 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

7.        Company Property.  Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company.  Upon termination of this Agreement by either party, or upon the request of the Company during the Term, Executive will immediately return to the Company all of the Proprietary Items in Executive's possession or subject to Executive's control, and Executive shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any of the Proprietary Items.

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8.        Employee Inventions.
(a)
Each Employee Invention (as defined below) shall belong exclusively to the Company. Executive acknowledges that all of Executive's writing, works of authorship and other Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive's right, title, and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. Executive covenants that he will promptly:

(i)	disclose to the Company in writing any Employee Invention;
(ii)
assign to the Company or to a party designated by the Company, at the Company's request and without additional compensation, all of Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)
execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)	sign all other papers necessary to carry out the above obligations; and
(v)	give testimony and render any other assistance, but without expense to Executive, in support of the Company's rights to any Employee Invention.
(b)
For purposes of the foregoing, "Employee Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not) and any work of authorship related to the business of the Company (whether or not copyright protection may be obtained for it) created, conceived, or developed by Executive, either solely or in conjunction with others, prior to or during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by Executive, either solely or in conjunction with others, following termination of Executive's employment with the Company, that is based upon or uses Confidential Information.

9.        Executive Representations.  Executive hereby represents that he is not subject to any restrictive covenants, other than those stated herein, in connection with any previous employment that would restrict his ability to be employed by the Company.
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10.        Post Term Employment.  Company shall use reasonable efforts to employ Executive as a trainer during the two year period following the expiration of the Term of this Agreement at market rates of compensation for similar positions.  Any such employment shall be on mutually agreeable terms and shall be at will.

11.        Expenses.  Each party to this Agreement hereby agrees to be responsible for his or its own expenses, including, but not limited to, legal, accounting and consulting fees.

12.        Attorney's Fees and Costs.  In the event of any litigation, arbitration, mediation or other proceeding between the Company and Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the non-prevailing party shall reimburse the prevailing party for all of its or his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, reasonable attorneys' fees and expenses.

13.        Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by overnight courier, or via certified mail, return receipt requested, to Executive's residence or to the Company's principal office, as the case may be.

14.        Waiver of Breach.  Either party's waiver of a breach of any provision in this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the non-breaching party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

15.        Assignment.  Executive acknowledges that his services are unique and personal.  Accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement.  The Company's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the Company's successors and assigns, and the Company may assign this Agreement, including the restrictive covenants contained in Section 6 of this Agreement, to any successor or assign in the event of the merger or consolidation of the Company or the sale of all or substantially all of the Company's business or assets, and the Executive will continue to be bound thereby.  Executive's rights under this Agreement shall inure to the benefit of his designated beneficiaries, or heirs and assigns to the extent provided by the express terms of this Agreement, and be binding upon any successor or permitted assign to the same extent and with the same force as the Company.

16.        Entire Agreement.  This Agreement contains the entire understanding of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17.        Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.        Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

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20.        Section 280G Limitation.  If any benefit or payment from the Company to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") shall be determined to be an "Excess Parachute Payment", as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts or benefits payable to Executive pursuant to this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount.  The "Reduced Amount" shall be the greater of (i) the highest aggregate present value of Agreement Payments that can be paid without causing any payments or benefits hereunder to be an Excess Parachute Payment or (ii) the largest portion, up to and including the total, of the Agreement Payments that after taking into account all applicable state and federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, results in a greater after-tax benefit to Executive than the after-tax benefit to Executive of the amount calculated under (i) hereof (computed at the highest applicable marginal rate). For purposes of this Section 19, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

21.        409A Provisions.  It is the Company's and the Executive's intent that this Agreement, and each payment hereunder, be exempt from the requirements imposed by Code Section 409A on nonqualified deferred compensation plans, and this Agreement shall be interpreted in accordance with such intent.  Furthermore, payments hereunder that have been earned and vested shall be paid out as soon as practicable once all performance and vesting restrictions have been satisfied or lapsed, and in any event shall be paid no later than the 15th day of the third month following the end of the Company's taxable year in which all performance and vesting restrictions were satisfied.

[Signatures only on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Attest:	COMPANY

By:

Witness:	EXECUTIVE

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